TRANSAKT DEVELOPMENT AND MAINTENANCE AGREEMENT

Made and entered into by and between -

SyGade SYSTEMS  (PTY) LIMITED

Registration Number – 2001/010407/07

VAT Registration Number - 4850193881

(hereinafter referred to as the "Supplier")

and -

WILDCARD WIRELESS SOLUTIONS INC.

a Canada corporation, having an office at #202, 1212, 31st Ave. N.E., Calgary, Alberta Canada T2E 7S8

(hereinafter referred to as the "Customer")

* Certain material from this exhibit has been omitted pursuant to a request for confidential treatment.  This exhibit has been marked with an asterisk in each place that material has been omitted.  Such material has been filed separately with the Securities and Exchange Commission.

#

W H E R E A S -

A.

The Customer has created a conceptual design and desires the Supplier to develop and provide the System and the Associated Documentation, as specified herein; and

B.

The Supplier is able to develop and provide such System and Associated  Documentation in accordance with the specification documents attached hereto; and

C.

The Customer retains the right to market and sell the Product incorporating the System and wishes to grant the Supplier certain marketing rights, as set forth in that certain Marketing Agreement to be entered into by the parties or their affiliates; and

D.

The Customer and the Supplier wish to record the relationship between them in writing.

1.

INTERPRETATION

In this Agreement, unless the context otherwise indicates –

1.1.

the singular shall include the plural and vice versa;

1.2.

references to the masculine gender shall include the feminine gender and vice versa;

1.3.

natural persons shall include created entities (corporate or unincorporated) and vice versa;

1.4.

the headings in this Agreement are used for the sake of convenience, and shall not govern the interpretation hereof; and

1.5.

all expressions contained in the body of this Agreement shall have the same meaning in all of the Schedules and in any other attachments appended hereto from time to time.

2.

DEFINITIONS

2.1.

"Agreement"

shall mean this agreement and all of the Schedules, and any other attachments appended hereto from time to time;

2.2.

“Application-Specific Software”

shall mean that certain set of computer instructions programmed into the System to customize the Product to the requirements of a particular third party customer of Customer,

2.3.

"Associated Documentation"

shall mean the then current operating manuals and other printed materials, such as manuals or guides for users, programming manuals and modification manuals, as identified by the Supplier and agreed by the Customer, which are relevant to assist or supplement the understanding or application of the System, as described herein;

2.4.

"Business Day"

shall mean any day other than a Saturday, Sunday or a public holiday recognized as such under the Public Holidays Act 1994 (Act No. 36 of 1994) in South Africa or in Canada, as governed by the Interpretation Act and the Employment Standards Act;

2.5.

“Escrowed Materials”

shall have the meaning set forth in Paragraph ___ hereof;

2.6.

“Product”

shall mean that certain physical incarnation of the System and the Application-specific Software (relating to the CDMA wireless standard version for integration with the Motorola cellular phone known as the ‘StarTac’), as was conceptualized by the Customer and for manufacture by Supplier and distribution by Customer pursuant to the terms of this Agreement;  note to draft- this may need to be expanded.

2.7.

"System"

shall mean the integration of operating circuitry and the hardware components created by Supplier performing all the Phases of the Development provisions of this Agreement, but shall not include any application-specific software programmed into the System, all in compliance with the Customer’s design specifications attached hereto as Attachment C;

2.8.

"Schedule/Attachment"

shall mean the schedules/Attachments attached hereto from time to time, marked "Schedule/Attachment", and signed by both of the parties hereto;

2.9.

“Sapphire”

shall mean the script based high level operating environment for the System, previously known as the Finpos Software Engine (FSE) as developed by National Advanced Technologies (Pty.) Ltd.

3.

DURATION OF THIS AGREEMENT

This Agreement shall commence upon the date of execution, and shall continue in force until the obligations contained in the entire Agreement have been fulfilled, or until terminated by either of the parties hereto, as provided for herein. It is acknowledged and agreed that the Supplier’s and Customer’s obligations required in Phases I through 3 as well as the Enclosure Design and Tooling have been performed prior to the date hereof. Those Schedules to this Agreement that constitute separate agreements shall each have an appropriate term specified, which shall not be affected by the term of this Agreement unless specifically addressed therein.

4.

CONCEPTUAL DESIGN (PHASE 1)

Upon the terms, and subject to the conditions contained in this Agreement, the Customer and the Supplier agree that the Supplier shall provide a conceptual design and line drawings of the proposed System. Detailed specifications will be drawn up, and the Supplier will also provide the estimated unit selling prices. Customer acknowledges that the Supplier has already satisfactorily completed this phase and that the Wildcard Conceptual Design document dated April 3 2000  (“CDSD”), , as the result of this phase, has been accepted by the Customer. .

5.

ELECTRONIC DESIGN, PROTOTYPE ELECTRONICS AND DIAGNOSTIC SOFTWARE (PHASE 2)

Upon Acceptance, by the customer, of the CDSD, described in paragraph 4 above, the Supplier shall commence with the designing of the Product enclosure using 3-D computer aided design. A computer generated prototype unit will be manufactured by the Supplier from this design., using dummy electronics to give a “hands on” feel of the System. Once the Customer has accepted the enclosure, this enclosure will be used for the prototype electronics. Customer acknowledges that this phase has already been satisfactorily completed and formally accepted by the Customer on June 30, 2000.  Supplier acknowledges that Customer has fully paid for this Phase 2.

6.

INITIAL WORKING PROTOTYPE (PHASE 3)

Upon completion of Phase 2 comprising the development of the electronic design, design of prototype electronics and the provision of diagnostic software, described in Article 5 above, by the Supplier, the Supplier shall commence the development of three (3) working prototypes built into the same enclosure described in Article 5 above. These working prototypes will not perform the full application, but will demonstrate the use of the various electronic components with diagnostic software.

The Customer acknowledges that this phase has already been satisfactorily completed and formally accepted by the Customer. Supplier acknowledges that Customer has fully paid for this Phase 2.

7.

ENCLOSURE DESIGN AND TOOLING PHASE

This phase involved the final design and tooling of the enclosure based on the styling and design as agreed between the parties. The Customer has elected to pay for the cost of the tooling according to the costs set forth in Schedule and upon payment of same, physical ownership of the tool shall vest in Customer with the tool being loaned to the Supplier for the duration of Supplier’s manufacturing commitments.  The Customer acknowledges that this phase has already been satisfactorily completed and formally accepted by the Customer. The Supplier acknowledges that Customer has fully paid for this enclosure and tooling phase.

Any subsequent changes or enhancements to the tooling will be for the Customers account. Should any future changes be required to the enclosure design and/or tooling, then the Supplier will provide a written quotation to the Customer for implementing these changes.  Changes and or enhancements to the tooling will only commence once the Customer has accepted the quotation in writing, as well as any relevant conditions. Ownership of the modified or new tooling as applicable shell vest in the Customer with the relevant tooling being loaned to the Supplier for the duration of the Supplier’s manufacturing commitments.

8.

UPDATED SYSTEM DESIGN  (PHASE 4)

The phase involves the redesign of the System to allow for the implementation and use of the Finpos Software Engine (SAPPHIRE) as requested by the Customer. The original System as specified in the Wildcard Conceptual design Specifications Document dated April 3 2000 did not require or cater for SAPPHIRE, which necessitated the redesign of the System as per Phase 4.  SAPPHIRE is specified in Attachment B.   A prototype of the Phase 4 System has been supplied to the Customer on July 31 2001.  The cost of developing the Phase 4 System up to point of shipping the Phase 4 Prototype is for the account of the Supplier.  The hardware specification of the Phase 4 System is attached in Attachment C.  It is envisaged that this hardware implementation will go into production.

Should any future design changes be required to the System other than those required in terms of the warranty conditions as per this agreement, the Supplier will provide a written quotation to the Customer for implementing these changes.  Changes and or enhancements to the System will only commence once the Customer has accepted the quotation in writing, as well as any relevant conditions.

A total of * Phase 4 prototype units will be supplied to the Customer at a cost of * each. These units will contain a cleaned up printed circuit board layout containing the integrated circuitry for the electro luminescent back light.

The units will be used for demonstration, validation, EMC testing etc. These tests and certification activities will be for the Customer’s account

The pre-production phase will not be started until confirmation has been received in writing from the Customer that this phase has been fully accepted.

The Customer will refund the Supplier the IrDA licensing cost of * plus shipping upon presentation of the original invoice from the licensor to the Supplier. The additional * royalty for production devices will be included in the unit cost.

9.

IMPLEMENTATION OF SAPPHIRE

The phase involves the porting and testing of SAPPHIRE to the Phase 4 System. There is no cost for this activity. The license fee for SAPPHIRE will be incorporated in the cost of each System supplied by the Supplier to the Customer.

Should any future changes be required to SAPPHIRE by the Customer, the Supplier will firstly determine if such changes could be incorporated in future enhancements of SAPPHIRE used by all the Supplier’s SAPPHIRE customers. If so the changes will be made free of charge.  However, should the Supplier determine that these changes are not relevant to any other SAPPHIRE implementation the Supplier will provide a written quotation to the Customer for implementing these changes.  Changes and or enhancements to SAPPHIRE will only commence once the Customer has accepted the quotation in writing, as well as any relevant conditions

10.

* ONLY APPLICATION DEVELOPMENT

It is hereby agreed that the Supplier will develop the SAPPHIRE script and other Application Software required for the * only functionality as per the Point of Sale Card Payment Interface Credit – Only specification version 2.06 dated December 2000 and provided by the of *. The cost for this will be *.  An amount of * payment will become due within * days after delivery of a system loaded with this * application to the Customer.  The balance will be payable within * days after the delivery of the system loaded with the credit card only application to the Customer.

This software application will be provided along with the Phase 4 System.

The intellectual property rights for all the application-specific software, including the SAPPHIRE scripts and the custom Host Processes created by the Supplier in order to perform the * only functionality as defined in this agreement shall vest in the Customer upon full payment of the development costs as above to the Supplier.  The source code shall be delivered by the Supplier to the Customer within 3 (three) working days after receipt of the full payment as per this clause in the Supplier’s bank account.  Warranty conditions and Intellectual Property rights will be in accordance to this agreement.

The Supplier will supply the Customer with electronic media containing the source code of the relevant SAPPHIRE Scripts, which the Customer can modify or utilize.  The Supplier will also provide the source code of all other custom software developed regarding the Host Process for this application.

Should any future changes be required to the * application including Scripts or custom host process software by the Customer, the Supplier will provide a written quotation to the Customer for implementing these changes.  Changes and or enhancements to the * application will only commence once the Customer has accepted the quotation in writing, as well as any relevant conditions.

The Supplier will also supply binary copies of it’s test and development code, such as the simple host simulator, to the Customer for it’s own use, and at no extra charge.  SyGade Core I.P. software libraries will be supplied to the Customer, so that the Customer may maintain their software development.

11.

OPTIONAL ADDITIONAL * PAYMENT APPLICATION DEVELOPMENT

It is hereby agreed that the Supplier will develop the SAPPHIRE script and other Application Software required for the * functionality as per the specification listed in Attachment E in order to form a combined credit and debit card payment device in accordance to the * requirement. The cost for this will be *.  An amount of * paid  into the Supplier’s bank account will trigger the commencement of this development. An amount of * must be paid account within * days after the delivery of the software, including (SAPPHIRE) scripts and Host Process software in order to perform the combined *.  The balance will be payable within * days after the delivery of this software.

The intellectual property rights for all of the application-specific software, including the SAPPHIRE scripts and custom Host Processes created by the Supplier in order to perform the * payment functionality as defined in this agreement shall vest in Customer upon full payment of the development costs as above to the Supplier. The source code shall be delivered by the Supplier to the Customer within * working days after receipt of the full payment as per this clause in the Supplier’s bank account. Warranty conditions and Intellectual Property rights will be in accordance to this agreement.

The Supplier will supply the Customer with electronic media containing the source code of the relevant SAPPHIRE Scripts, which the Customer can modify or utilize.  The Supplier will also provide the source code of all other custom software developed regarding the Host Process for this application.

Should any future changes be required to the * application including Scripts or custom host process software by the Customer, the Supplier will provide a written quotation to the Customer for implementing these changes.  Changes and or enhancements to the * application will only commence once the Customer has accepted the quotation in writing, as well as any relevant conditions.

The Supplier will also supply binary copies of it’s test and development code, such as the simple host simulator, to the Customer for it’s own use, and at no extra charge.

12.

SOFTWARE DEVELOPED BY THE CUSTOMER

The Customer can select to develop, or have developed, application and custom software itself.

If this is required, Software libraries will be supplied to the Customer, so that the Customer may begin their software development. The software library will be supplied in object format for the Customer or its subcontractor to produce their application. The actual operating system will be supplied in a binary object format. Development tools (compilers) are not supplied, but utility tools to load the software are supplied. The Customer may, but is not obligated to, request the Supplier to undertake the development of the Customer’s software application, in which case the Supplier and Customer shall, prior to the commencement of the development, agree the associated cost and timing implications, and shall negotiate a Development Agreement for same.   The intellectual property in any application-specific software created by Supplier for Customer shall vest in Customer upon payment of the fee agreed by the parties, and the source code shall be forthwith delivered to Customer upon completion of such development.

13.

PRE-PRODUCTION PHASE  (PHASE 5)

This phase will involve the first pre-production phase by the Supplier. This includes the Supplier providing the Customer with * pre-production samples at a cost of * each.  Followed by the full production quantities of the System in accordance with the Volume Supply and Production clause. An upfront deposit of * is required by the Supplier before commencement of this phase.  An irrevocable letter of credit must be established for the balance, dated such that it will cover the shipment dates.

This phase will only commence once written approval of all deliverables preceding this phase has been received by the Supplier from the Customer, and once the deposit has been received.

The Product Warranty clauses contained in this agreement will apply to the Production units.

14.

VOLUME SUPPLY AND PRODUCTION

The Customer hereby agrees to pay for and take delivery of * units of the final Phase 4 Systems at a cost of at a cost of * each.  The Supplier will cause these units to be produced and shipped to the Customer over a period of a maximum of 12 (twelve) months. The first such shipment will take place between 2 (two) to 3 (three) months between the Pre-Production units were shipped to the Customer.

The cost as above will exclude: -

*

Units will be produced and shipped in batches as agreed to by the parties in Delivery Schedules from time to time. These Delivery Schedules will define the size and delivery detail of the batches.  No batch may be smaller than * units unless otherwise agreed to in advance by the parties.

An upfront deposit of * for each batch is required by the Supplier before commencement of the production of the particular batch. An irrevocable letter of credit must be established for the balance, dated such that it will cover the shipment dates.

The Supplier shall have the right to withhold deliveries of products and services should any due payments by the Customer not be received by the Supplier, and provided that the Customer has been given a written warning of the suspension of deliveries before deliveries are suspended.

The Product Warranty clauses contained in this agreement will apply to the Production units.

15.

ACCEPTANCE OF THE SYSTEM

15.1.

Delivery -

Upon the completion of the development of the System and the Associated Documentation, the Supplier shall deliver the System to the Customer, as agreed. In addition, the Supplier shall deliver the Associated Documentation concurrently upon the delivery of the System.

15.2.

16.2

Acceptance Tests; Corrections -

The parties shall follow the procedure for acceptance of the System shall be as set forth in Attachment D hereto (“System Acceptance Procedure”).

16.

CONSIDERATIONS AND PAYMENT

16.1.

The Customer shall pay to the Supplier the amounts as set forth in this agreement and in accordance with the terms of this agreement for the products and services provided by the due dates thereof.

16.2.

Payment shall be deemed to have been made when the due amounts have been fully received in the Supplier’s nominated bank account, such bank detail will be provided by the Supplier to the Customer in writing in advance of payments becoming due.

16.3.

The Supplier will issue invoices to the Customer in advance of payments becoming due.

16.4.

Unless otherwise agreed to in writing in advance payments shall be free of discounts.

17.

INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS

17.1.

The parties acknowledge that the conceptual design, being a fully self contained battery powered payments device without an integrated printer but containing it’s own keypad and display and which physically clips onto the space occupied by the expansion battery pack at the rear of an existing cell phone in order to form a single physically integrated payments unit, in the Product and the System was created by the Customer (“Wildcard I.P.”) and delivered to the Supplier for design of the System to be incorporated into the Product.   The parties acknowledge that the intellectual property rights inherent in the System, including its circuitry, software and hardware design based on the conceptual design, including the enclosure, and excluding any application specific software developed for an on behalf of the Customer, such as those referred to in clauses  and 11, belongs to and shall remain the sole property of the Supplier (“SyGade Core I.P.”).  In connection with the foregoing:

(a)   Supplier agrees not to create any product based on Wildcard I.P. for itself or for any third party for the term of this agreement.

(b)

Supplier agrees not to manufacture, market or sell the Product except as specifically set forth in this Agreement, a corresponding Supply Agreement, a corresponding Marketing Agreement or any other agreement between the parties relating to this matter.

(c)

For so long as the Supplier is able to meet the Customer’s volume, pricing and quality requirements as set out in Attachment C. Customer shall designate Supplier as its exclusive manufacturer of the Product, subject to the terms of the appropriate agreements governing same;

(d)

Provided that Supplier complies with its obligations pursuant to the corresponding Marketing Agreement as regards the integrity of Customer’s designated markets, Customer shall grant Supplier exclusive marketing rights in the Product in the continent of Africa.

17.2.

The Customer shall own all I.P. vested in the hardware, application software and custom software developed for the Customer and fully paid for by the Customer as defined in clauses  and 11 in this agreement

17.3.

Supplier shall protect the Wildcard I.P. by safeguarding same as Confidential Information pursuant to this Agreement.  Customer shall protect the NATECH Core I.P. in the System and the Associated Documentation, as appropriate, through safeguarding same as Confidential Information pursuant to this Agreement, and/or by recognizing Supplier’s copyright interests therein.  Where appropriate, Supplier shall apply for and maintain the requisite intellectual property registrations and Customer shall assist Supplier therein at Supplier’s request and cost.

17.4.

All and any of the trademarks, trade names, copyrights and patents that belong to the Customer shall remain the property of the Customer, and the Supplier, during or at any time after the expiry or termination of this Agreement shall not do anything which might bring into question or dispute the ownership of such rights or validity thereof.

17.5.

All and any of the trademarks, trade names, copyrights and patents that belong to the Supplier shall remain the property of the Supplier, and the Customer, during or at any time after the expiry or termination of this Agreement shall not do anything which might bring into question or dispute the ownership of such rights or validity thereof.

17.6.

Any modifications or upgrades of the NATECH Core I.P. which shall be made by the Supplier solely for the use of the Customer, shall remain the property of the Supplier, even upon termination of this Agreement for any reason whatsoever, but subject always to the restrictions of use, manufacture and marketing thereof as set forth in clause 10.1 in this agreement.

17.7.

Customer’s design specifications may include standards required by third parties or regulatory bodies.  To ensure that these specifications are met, any software or hardware developed by the Supplier for the Customer may be inspected by the Customer, by the Customer’s agent, or by a designated agent from the third party or regulatory body upon giving the Supplier forty eight (48) hours notice thereof.  Plant inspection provisions will be set forth in writing as and when required.

17.8.

Physical property ownership of the tooling shall vest in Customer upon payment �herefore.  Intellectual Property ownership of the tooling shall vest with the Supplier.  Supplier shall have physical possession and use of the tooling for so long as it meets its quality, volume and servicing commitments under this Agreement and any other relevant Agreement.  Supplier shall use reasonable commercial efforts to keep the tooling in good condition, reasonable wear and tear excepted, and shall insure same for the replacement costs thereof.  Upon termination of this Agreement for breach by the Supplier, Supplier shall delivery the tooling to Customer at Customer’s expense.

18.

PRODUCT WARRANTY AND WARRANTY MAINTENANCE SERVICES

18.1.

Design Warranty

The Supplier warrants that the Product, when operated in compliance with published guidelines for proper use as per Attachment F, will perform in accordance with the Functional Specifications as per Attachment C.   As regards the Software, the Software shall operate in conformity with all descriptions and specifications contained in the Associated Documentation as per Attachment E, including mutually agreed specifications for the performance of all future updates and upgrades to the Software supplied by the Supplier.

18.1.1.

The Supplier shall correct all errors, defects and non-conformities in the Software supplied by the Supplier and discovered by the Customer within the first 6 (six) months after delivery to the Customer at no additional charge to the Customer.  This warranty does not apply to any software originally supplied by the Supplier which has been subsequently modified, or changed by the Customer or by any party acting on it’s behalf.

18.1.2.

For a period of 13 (thirteen months) from the date the Product is received by the Customer  (the “Warranty Period”).  The Supplier warrants that the hardware will conform to its product description applicable to the hardware and that any defect in material or workmanship discovered during the Warranty Period in any unit of hardware or any non conformance to the product description will be rectified by repair, replacement or adjustment at the Supplier’s discretion in terms of the Supplier’s current published hardware Warranty Service Description relating to the hardware, provided that the hardware has not been modified or repaired or maintained other than by the Supplier and has been operated in accordance with the Supplier’s recommendations. For the purposes of this paragraph the expression “hardware” shall not include software or firmware elements (other than the physical components upon which the same resides) contained in hardware.

18.2.

Administration of Warranty Maintenance

Supplier and Customer shall perform their respective obligations to administer the warranty set forth in Paragraph 11.1 above in accordance with the procedures set forth in Attachment A attached here, and any Supply Agreement to be executed in connection herewith.

18.3.

BREAK-FIX MAINTENANCE SERVICES

Supplier shall perform repair services for those Products that are out of warranty or that do not qualify for warranty repair according to the procedures and the prices as set forth in Attachment A hereto.  This will include the costing of the supply of replacement modules to be kept in store in the Customer’s location.

19.

MANUFACTURING AND MARKETING RIGHTS

19.1.

Manufacturing Rights

The Supplier and Customer hereby agree that the Supplier shall have exclusive, world wide, rights to manufacture the System, or have the System or part’s thereof manufactured on it’s behalf, subject always to Customer’s approval and the Supplier’s ability to meet Customer’s quality, pricing and volume manufacture requirements for the Product, and the Customer shall do nothing to endanger or circumvent this right, without the prior written approval of the Supplier.  The Supplier shall monitor the performance and quality track record of any and all subcontractors and vigorously pursue any breaches by the subcontractor of the terms of this any associated contracts with emphasis on any possible disclosure of the Customer’s I.P.  The terms and conditions of manufacture and supply shall be governed by a Supply Agreement to be entered into by the parties.

19.2.

Marketing Rights

The Customer shall have the exclusive rights to market and sell the System, subject always to any rights granted to the Supplier pursuant to any Marketing Agreements in place between them or their affiliates.

20.

SOURCE CODE ESCROW

20.1.

The Supplier will, at no charge to the Customer, create an Escrow arrangement whereby Supplier shall;

(a)

during the development phases, at one month intervals;

(b)

within seven (7) days of the final payment as specified herein being made by the Customer;

deposit into escrow a package comprised of an unprotected form of all procedure and function libraries used in the System (that is the source codes), as well as the hardware and enclosure design created to date and which will be lodged with an appropriate third party outside of South Africa at a location agreed by the parties, and will procure from the same an undertaking in favor of the Customer in a form reasonably acceptable to the Customer to release or allow access by the Customer to the Escrowed Materials in accordance with the provisions of this Paragraph on condition that:

20.1.1.

The Escrowed Materials will be retained in the safe custody of the third party and access thereto will be granted only to the Customer only if the condition defined in clause 14.3 occurs.

20.1.2.

That the Customer shall only be granted access to the Escrowed Materials for the purpose of exercising its rights as contained in this Agreement and except as set forth in Article _____, nothing herein shall operate to assign or transfer ownership in the System.

20.2.

During the design phases, the Supplier shall deposit the Source Code into escrow at one-month intervals.  During the Production period, whenever an Update is implemented in commercial production, the Supplier will, at no additional charge to the Customer, lodge forthwith up to date unprotected versions of the procedure and function libraries in the same manner and on the same conditions as in 14.1 above. Upon any deposit into escrow pursuant to this paragraph or paragraph 14.1 above, Supplier shall give immediate notice of such deposit to Customer, together with all pertinent information such as date, revision level, summary of the nature of the change in content, etc.

20.3.

If any of the following events occur –

the Supplier ceases to trade; or the Supplier becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes the subject to any successful proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise (save for a voluntary liquidation for the purpose of amalgamation or reconstruction), and the

Customer as a result has legally compelling reasons to believe that such events will then cause the Supplier to fail to meet its warranties and support obligations in the foreseeable future,

then the Customer shall be entitled to serve notice of such event on the nominated third party requiring the release of the Escrowed Materials in pursuit of its continued use of the System. The Supplier shall ensure that,

in terms of its agreement with the third party, the third party shall release the Escrowed Materials to the Customer within seven (7) calendar days of the receipt of the aforementioned notice from the Customer.

20.5.

The Escrowed Materials shall remain the exclusive property of the Supplier,

and the Customer shall not use the source code or disclose the same to any third party, except as provided for herein.

21.

INDEMNIFICATION BY THE SUPPLIER

21.1.

The Supplier hereby indemnifies, and shall hold the Customer harmless against all claims, legal actions, costs and expenses of whatsoever nature arising out of any infringement or alleged infringement by the System as suffered by the Customer of any patent, copyright, trade secret, trademark, invention, proprietary information, or other intellectual property rights of any third party attributable to the development of the System and the Associated Documentation by the Supplier, or any part thereof, or the use of any part thereof.

21.2.

The Customer shall immediately notify the Supplier, in writing, of any proceedings instituted by a third party against the Customer in respect of any alleged infringement referred to in paragraph 15.1 above.

21.3.

The Supplier shall, at its own cost and expense, defend any action instituted by such third party against the Customer. The Customer shall render such assistance as is commercially reasonable to aid the Supplier in defending any of the aforesaid proceedings instituted against it.  All such assistance, as described in this paragraph 15.3, shall be provided by the Customer at the Supplier’s sole cost and expense.

21.4.

If a third party claim causes the Customer's use of the System and the Associated Documentation to be seriously endangered or disrupted, then the Supplier shall at its own cost and expense -

21.4.1.

replace the System and the Associated Documentation with a compatible, functionally equivalent and non-infringing product and related documentation; or

21.4.2.

make the necessary modifications to the System and the Associated Documentation, to avoid the infringement; or

21.4.3.

obtain a license for the Customer to continue using the System and the Associated Documentation for the term of this Agreement; or

21.4.4.

If none of the foregoing alternatives are possible even after the Supplier's best efforts, then the Supplier shall return a pro rata portion of the development fees to the Customer, based on a period of five (5) years, and the Supplier shall refund the price paid by the Customer for all units of Product delivered to Customer.  In addition, this Agreement shall accordingly terminate, with the exception of its Confidentiality provisions, and the Customer shall either return the System and the Associated Documentation to the Supplier, or destroy the same, as requested by the Supplier, at the Supplier's sole cost and expense.

21.4.5.

The Supplier's obligation to indemnify the Customer shall survive the termination of this Agreement for any reason whatsoever.

22.

LIMITATION OF LIABILITY

22.1.

Except as specifically addressed in the indemnity provisions set forth in Article 15 above, under no circumstances shall either party be liable for any indirect or consequential damages, or amounts for loss of income, profits, or savings arising out of or relating to its performance or failure to perform under this Agreement.

22.2.

Each party shall be liable to the other party for any direct damages arising out of or relating to its performance or failure to perform under this Agreement providing, however, that in any period of twelve (12) months the maximum aggregate liability of a party, whether based on an action or claim in contract, negligence, delict, tort or otherwise, for any event, act or omission shall not exceed the amount of all fees paid by the Customer pursuant to and in terms of this Agreement during the immediately preceding twelve (12) month period.

22.3.

The limitation of liability set forth in paragraphs 22.1 and 22.2 above shall not

22.3.1.

apply to liability resulting from the gross negligence or willful misconduct of either party.

22.3.2.

apply so as not to restrict liability for death or personal injury resulting from the negligence of the Supplier and/or its appointed agents, for which the Supplier shall maintain adequate liability insurance.

23.

CONFIDENTIALITY

23.1

Each party acknowledges that all material and information that has or will come into its possession or knowledge in connection with this Agreement, or the performance hereof, consists of confidential and proprietary data, whose disclosure to or use by third parties will be damaging to the other of them.

23.2.

Both parties, therefore, agree to hold such material and information in strictest confidence, not to make use thereof other than for the performance of this Agreement, to release it only to employees, contractors or professional advisors reasonably requiring such information and who are by law or by contract bound by similar confidentiality covenants to the recipient, and not to release or disclose it to any other party, unless so required by law.

23.3.

Confidential and proprietary information is not meant to include any information which, at the time of disclosure:

(a)

is generally known by the public;

(b)

is received from a third party who is under no obligation of confidentiality to the disclosing party;

(c)

is independently developed by the receiving party through no use of the Confidential Information;

(d)

is agreed by both parties to be released;

(e)

and as regards that particular disclosure only, is required to be disclosed pursuant to court order or governmental authority, provided that the recipient has provided the disclosing party with notice of such order or authority to allow the disclosing party to seek a protective order or other such remedy.

23.4.

Neither party shall use the names, trademarks, or trade names, whether registered or not, of the other party in publicity releases or advertising or in any other manner, including customer lists, without having secured the prior written consent of the other party.

23.5.

The parties’ obligations of confidentiality under this Agreement will survive the termination of this Agreement for a period of five years.

23.6.

Upon breach of the obligations of confidentiality set forth above, a breaching party agrees that the aggrieved party may not have an adequate remedy in money damages and therefore, the breaching party agrees that the aggrieved party shall be entitled to seek injunctive relief in any court of competent jurisdiction to further limit the harm suffered by the aggrieved party.  Nothing in this paragraph shall limit the right of an aggrieved party to seek money damages or any other appropriate remedy.

24.

BREACH

24.1.

Should either party to this Agreement commit a breach of any of the terms and conditions hereof, and remain in default for a period of fourteen (14) calendar days after receipt by it of written notice from the other party calling for such breach to be remedied, provided that if such breach cannot be remedied within fourteen (14) calendar, the party delivering such notice will be entitled, without prejudice to any other rights it may have hereunder or in law, to terminate this Agreement by written notice to that effect given to the defaulting party.

24.2.

Either party may summarily terminate this Agreement at any time by providing to the other (“the defaulting party”) notice of such termination if –

24.2.1.

the defaulting party is, other than for the purposes of reconstruction or amalgamation, placed under voluntary or compulsory winding up order, judicial management order or under receivership or under the equivalent of any of the foregoing; or

24.2.2.

the defaulting party makes any arrangement or composition with its creditors generally, or ceases or threatens to cease to carry on business.

24.3.

Any termination pursuant to the preceding provisions of this paragraph will be without prejudice to any claim either party may have in respect of any prior breach of the terms and conditions of this Agreement by the other party.

25.

TERMINATION

After the full first quantity of * Systems have been produced, supplied and paid for by the Customer as per clause 14, the parties shall have the right to terminate the agreement based on the following principles:-

25.1.

The Supplier shall be entitled to terminate this Agreement, any Attachment or Schedule attached hereto or maintenance provided in terms thereof, at any time for any reason, upon the following terms:

(a)

by providing to the Customer one hundred and eighty (180) calendar days prior written notice of such intention to terminate; (b)

by assigning or licensing to the Customer at a reasonable   charge all tooling, source code, utility programs, manufacturing processes, maintenance procedures and processes and reasonable technical assistance to allow Customer to have the System manufactured by a third party subcontract manufacturer of Customer’s choice;

25.2.

Provided that the Customer wishes to order more Systems and provided that the Supplier is unable to fulfill it’s obligations in terms of this agreement,

The Customer shall be entitled to terminate this Agreement, any Attachment or Schedule attached hereto or maintenance provided in terms thereof, at any time for any reason, upon the following terms:

(a)

by providing to the Supplier one hundred and eighty (180) calendar days prior written notice of such intention to terminate; AND

(b)

by paying the Supplier its actual costs incurred in anticipation of manufacture over the longer term as specified in the Supply Agreement, such as long lead time parts costs or cancellation charges, and labour termination charges, on the condition that: (i) Supplier makes commercially reasonable efforts to minimize such expenses; (ii) Customer has the right to audit Supplier’s records indicating such expenses.

(c)

Upon such termination of this Agreement by Customer, Supplier shall, at the Customer’s request, effect a license or outright sale of the NATECH Core I.P., all source code libraries and procedures, the tooling for the enclosure, all documentation, all manufacturing processes and all maintenance processes to Customer at a licensing cost such that the Supplier’s net per System margin will not be less than it’s net audited average margin on the first * Systems supplied to the Customer and upon reasonable technical assistance terms.

25.2.

Upon the termination of this Agreement by either of the parties hereto, each party shall forthwith return to the other all papers, materials, and equipment and other properties of the other held by it in connection with the performance of this

Agreement.

25.3.

This agreement may be terminated by either party should the Supplier not require or order and pay for more than * Systems over a * period.

25.4.

The Supplier may terminate this agreement should any of the conditions below occur:-

the Customer ceases to trade; or the Customer becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes the subject to any successful proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise (save for a voluntary liquidation for the purpose of amalgamation or reconstruction), and the Supplier has legally compelling reasons to believe that such events will then cause the Customer to fail to meet its ordering and payment obligations in the foreseeable future, the Customer fails to settle it’s outstanding debts to the Supplier for a period of more than 60 (sixty) days after receiving a written notification from the Supplier requesting it to settle it’s debt to the Supplier.

26.

FORCE MAJEURE

Should either the Customer or the Supplier (hereinafter referred to as “the invoking party”) be prevented from fulfilling any of its obligations in terms of this Agreement as a result of any Act of God, war, fire, flood, legislation, insurrection, sanctions or trade embargo or any other similar cause beyond the reasonable control of such party (any such event hereinafter called “force majeure”) then –

26.1.

the invoking party will forthwith give written notice thereof to the other party -

26.1.1.

specifying the cause and anticipated duration of the force majeure; and

26.1.2.

promptly upon termination of the force majeure, stating that such force majeure has terminated.

26.2.

Performance of any such obligations will be suspended from the date on which notice is given of a force majeure event until the date on which notice is given of termination of a force majeure event (hereinafter referred to as the "Suspension Period"), subject always to the remaining provisions of this paragraph 26.

26.3.

The invoking party will not be liable for any delay or failure in the performance of any obligation hereunder, or loss or damage due to or resulting from the force majeure during the Suspension Period provided that-

26.3.1.

the invoking party uses and continues to use its best efforts to perform such obligation;

26.3.2.

if the force majeure shall continue for more than sixty (60) consecutive days the other party will be entitled to cancel this Agreement on the expiry of such period, but will not be entitled to claim damages against the invoking party as a result of the delay or failure in the performance of any obligations hereunder due to or resulting from the force majeure; and

26.3.3.

the party not invoking force majeure will be entitled to elect, by giving written notice within ten (10) days of termination thereof, as to whether or not it requires the invoking party to perform any obligations, incurred prior to force majeure.

26.3.4.

Should the force majeure event affect the supply of development phases, Product or maintenance services to Customer for a period entitling cancellation under 26.3.2 above, Supplier shall, to the extent the force majeure event allows, assist Customer in establishing an alternate manufacturing and maintenance source by releasing the Escrowed Materials and otherwise assisting Customer in establishing alternate manufacturing and maintenance facilities.

27.

EXTERNAL COSTS

Should the Supplier deem it necessary to incur any of the following costs that will be for the Customer’s account, the Supplier must receive permission in writing from the Customer before incurring the relevant costs:-

27.1.

Travel and accommodation.

27.2.

Enhancements to finished phases at the Customers request, or where such changes are required to meet the Customer’s requirements, including certification or approval requirements.

27.3.

External testing costs, such as telecommunications costs to allow testing to the Customer’s test systems, or to other external test systems or hosts.

27.4.

Sales or marketing collateral or documentation costs

27.5.

 Costs to produce any documentation that is external to that which would have been supplied by the Supplier in the normal scope of development, such as documentation that is focused on achieving specific certification that the Supplier would not normally seek.

27.6.

Certification costs.

28.

ADDRESSES FOR SERVICE

28.1

The parties hereby select the address respectively set out opposite their names below as its address at which all notices, legal processes and other communications must be delivered to it for the purposes of this Agreement.

28.1.1.

The Customer

Wildcard Wireless Solutions Inc.

#202, 1212- 31st Ave. N.E.,

Calgary, AB T2E 7S8

Attention:  Chief Technical Officer

Phone (403) 290-1744

Facsimile (403) 266-5732

28.1.2.

The Supplier

Technology Village

43 Homestead Road

Rivonia Ext 18

Sandton

2128

For the attention of the Managing Director

Telefax Number - +27011-234-0835

28.2.

Any notice or communication required or permitted to be given in terms of this Agreement will be valid and effective only if in writing and delivered by hand or by post or telefax.

28.3.

Either party may by written notice to the other party change its chosen address to another physical address, provided that the change will become effective on the fourteenth (14th) Business Day after receipt of the notice by the addressee.

28.4.

Any notice sent to a party and contained in a correctly addressed envelope and

28.4.1.

sent by prepaid registered post to it at its chosen address shall be deemed to have been received, unless the contrary is proved, on the fourteenth (14th) Business Day after posting; or

28.4.2.

delivered by hand to a responsible person during ordinary business hours at its chosen address will be deemed, unless the contrary is proved, to have been received on the day of delivery.

28.5.

Any notice sent by telefax to a party at its telefax number will be deemed, unless the contrary is proved, to have been received on the next Business Day after dispatch.

28.6.

In respect of statements of account, the Supplier acknowledges that the Customer hereby selects the postal address set forth above.

29.

GOVERNING LAW

This Agreement shall be governed and construed in all respects in accordance with the laws of England, without reference to its principles relating to conflict of laws.

30.

DISPUTE RESOLUTION

30.1.

The parties accept that disputes may arise between the parties during the term of this Agreement.

30.2.

Any dispute which arises shall be referred to the principals of the parties, who shall use their commercial best efforts to seek amicable resolution within fourteen (14) calendar days of the dispute having been referred to them, failing which, the matter shall be referred to arbitration as set forth below.

31.

ARBITRATION

31.1.

Subject to the provisions contained in paragraphs 30.6, Article 20 and after exhausting the procedure set forth in paragraph 30.2 above, any dispute arising out of or in connection with this Agreement, including the termination or cancellation thereof shall be decided by way of arbitration.

31.2.

The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (“ICC”) as amended from time to time, and the location of the arbitration shall be London, England.

31.3.

Each party shall be responsible for the appointment of an arbitrator, and the two so appointed shall appoint a third, unless the parties agree on one sole arbitrator.

31.4.

Notwithstanding the institution and commencement of arbitration proceedings, either party may nonetheless approach a court of law of competent jurisdiction for injunctive relief of an urgent nature in circumstances in which such relief cannot be given or cannot urgently be given by the arbitrator(s).

31.5.

In making an award, the arbitrator(s) appointed shall also make a decision with regard to the costs of the arbitration including any value-added tax, charges and disbursements and fees of a like nature, incurred by the successful party in successfully enforcing or defending any of the provisions of this Agreement, or any claim hereunder and shall be for the account of the unsuccessful party. In so doing, the arbitrator(s) shall be entitled to appoint a taxation consultant and/or a taxing master to determine the amount of the fees.

32.

CESSION AND ASSIGNMENT

No part of this Agreement may be ceded, assigned, or transferred by either party without having secured the prior written consent of the other party, which consent shall not be unreasonably withheld.

33.

INDEPENDENT CONTRACTOR

It is expressly understood that the Customer and the Supplier are contractors independent of one another, and that neither has the authority to bind the other to any third person, or to otherwise act in any way as the representative of the other, unless otherwise agreed upon, in writing, between both of the parties hereto.

34.

ENTIRE AGREEMENT

This Agreement, together with all Schedules and other attachments referenced herein, constitutes the entire agreement between the Customer and the Supplier and supersedes all proposals, oral and written, between the parties on this subject.

35.

REPRESENTATIONS AND WARRANTIES; CLAIM OR RIGHT OF ACTION

36.1

Each party represents and warrants to the other:

(a)

the technologies created by it are original, and to the best of the representing party’s knowledge, do not violate the rights of a third party;

(b)

that it has full right, authority and capacity to enter into this Agreement and perform its obligations hereunder;

36.2

No party will have any claim or right of action arising from any undertaking,

representation or warranty not included in this Agreement.

37.

WAIVER

No failure by a party to enforce any provision of this Agreement will constitute a waiver of such provision or affect in any way a party's right to require the performance of such provision at any time in the future, nor will a waiver of a subsequent breach nullify the effectiveness of the provision itself.

38.

VARIATION

No agreement to vary, add to or cancel this Agreement will be of any force and effect unless reduced to writing and signed by the parties to this Agreement.

39.

INVALIDITY

Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

40.

CONFLICT

Subject to the provisions of Article  respecting term of agreements, in the event that there is any conflict between the terms and conditions contained in the body of this Agreement, and the terms and conditions contained in any of the Attachments attached hereto from time to time, then the terms and conditions contained in the body of this Agreement shall prevail.

41.

SECURITY REGULATIONS

The Supplier acknowledges that the Product incorporating the System will perform the function of electronic funds transfer, and in this regard, the third party customers of Customer will require that the Software meet certain standards as regards privacy, security and/or encryption of data.  The Supplier undertakes, on behalf of Customer, to adhere to the end customer’s privacy, security and encryption standards regulations in force from time to time. This will in the first instance be in accordance to the specifications for Debit and Credit Card payments transactions in accordance to the * requirements and specifications as per the documents and specifications listed in Attachment E.  It is acknowledged that any subsequent security requirements which may not be met by these specifications will be separately charged for once the specific requirements have been fully documented and communicated to the Supplier by the Customer.

42.

COST

All costs incurred by either party in the negotiation and execution of this Agreement shall be for such party’s own account.

43.

COUNTERPART EXECUTION

This Agreement may be executed in counterpart by the parties. and the counterparts, when taken together, shall constitute the fully executed Agreement.   Facsimile signatures shall be accepted as evidence of proper execution, and if execution is evidenced by facsimile signature, the parties shall as soon as practicable thereafter, execute and deliver each to the other the original execution copies.

44.

WARRANTY OF AUTHORITY

Each of the parties executing and delivering this Agreement on behalf of their respective entities warrants that she or he has the actual authority to execute and deliver this Agreement.

IN WITNESS WHEREOF this Agreement is executed as of the last date written below:

WILDCARD WIRELESS SOLUTIONS INC. (“Customer”)

Per: /s/ Daniel Pomerleau

Name:  Daniel Pomerleau

Title: President

Date: 24.09.2001

Per: /s/ Dusty Keashly

Name:  Dusty Keashly

Title:  Chief Technical Officer

Date:01.10.2001

Micromatica 169  (PTY) LIMITED

(trading as SyGade)

Per: /s/ Gerhard Mynhardt

Name: Gerhard Mynhardt

Title:    Managing Director

Date: 19.09.2001